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                                                                   EXHIBIT 99.1

                                     [Logo of Administaff]

                                     John H. Spurgin, II
                                     Vice President of Legal and General Counsel
                                     281/348-3251   281/348-2859(FAX)



February 25, 2003



American Express Travel Related Services Company, Inc.
American Express Tower
World Financial Center
200 Vesey Street
New York, NY 10285

Attention: Greg Daniel
           Vice President

Re: Purchase of 1,286,252 Shares of Common Stock of Administaff, Inc.

Dear Mr. Daniel:

         This letter sets forth our agreement for the purchase by Administaff, Inc. from American Express Travel Related Services Company, Inc. of 1,286,252 shares (the "Shares") of the common stock, par value $.01 per share, of Administaff, Inc. at a purchase price of $6.00 per share. In this letter, I refer to American Express Travel Related Services Company, Inc., a New York corporation, as "AmEx" and to Administaff, Inc., a Delaware corporation, as "ASF."

     1. Purchase price: The per share purchase price is $6.00.

     2. Number of shares: The number of shares purchased is 1,286,252.

     3. Purchase date: The purchase date is February 25, 2003.

     4. Delivery of purchase price: On February 26, 2003, ASF will deliver to AmEx by wire transfer of same day federal funds that amount in U.S. dollars which is the value of the total purchase price ($6.00 x 1,286,252 or $7,717,512).

     5. Delivery of stock certificates at settlement: On the settlement date, AmEx will deliver to ASF all stock certificates representing the Shares.



                 ______________________________________________________________

                 19001 Crescent Springs Dr.   281 358-8986
                 Kingwood, TX 77339-3802      800 237-3170  www.administaff.com



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      6. Payment of taxes: AmEx will pay all stamp, transfer and similar taxes, and all federal and state income taxes, in connection with AmEx's ownership and sale of the Shares.

      7. Settlement date: February 28, 2003.

      8. Press release: ASF will prepare a press release to announce the transaction. AmEx will have the right to review and approve the text of any press release, which approval will not be unreasonably withheld. AmEx will not publicly disclose the transaction prior to the ASF release.

      9. Amendment to Marketing Agreement. ASF and AmEx will execute the Fourth Amendment to the Marketing Agreement dated as of March 10, 1998, as previously amended, in substantially the terms previously agreed, to extend the marketing and referral and commission obligations of such Marketing Agreement through December 31, 2006 with respect to any new ASF sales office opened from the date of the Fourth Amendment through December 31, 2005.

Very truly yours,

ADMINISTAFF, INC.


By:
      ----------------------------------------------------
         John H. Spurgin, II
         Vice President, Legal and General Counsel
         Administaff, Inc.


AGREED TO AND ACCEPTED
BY AMERICAN EXPRESS TRAVEL
RELATED SERVICES COMPANY, INC.


By:
      ----------------------------------------------------
         Name: Greg Daniel
         Title: Vice President